UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 9, 2007

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 1 to the Jackson Hewitt Tax Service Inc. Current Report on Form 8-K filed October 15, 2007 is being filed to correct a typographical error in the first sentence of Item 502(b).

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On October 9, 2007, Jackson Hewitt Tax Service Inc. (the “Company”) announced the departure of Michael D. Lister, its former Chief Executive Officer and Chairman of the Board of Directors as of such date. Mr. Lister’s departure was a without cause termination under, and as defined in, the Employment Agreement between the Company and Mr. Lister, effective as of July 20, 2006 (the “Employment Agreement”). Under the without cause termination provision of the Employment Agreement, Mr. Lister will receive (i) a cash payment of $2,980,523.08, (ii) the vesting of 415,894 outstanding and unvested stock options, (iii) extension of up to one year in the post-termination right to exercise stock options, and (iv) continued coverage under the Company’s health and welfare plans at employee rates for up to 24 months. The foregoing is subject to Mr. Lister executing a release of claims in the Company’s favor.

(c) (1) On October 9, 2007, the Company announced the appointment of Michael C. Yerington as the Company’s President and Chief Executive Officer and Mark L. Heimbouch as the Company’s Senior Executive Vice President and Chief Operating Officer. Mr. Heimbouch will continue to serve as the Company’s interim Chief Financial Officer until a new Chief Financial Officer is named.

(2) Mr. Yerington, age 59, served as the Company’s President and Chief Operating Officer since May 2007. From July 2006 to April 2007, Mr. Yerington served as the Company’s Executive Vice President and Chief Operating Officer. From August 2005 to June 2006, Mr. Yerington pursued personal interests. From June 2003 to July 2005, Mr. Yerington was President of Global Business Development of Western Union Financial Services, Inc., a money transfer services company. From January 2001 to June 2003, Mr. Yerington served as President of Western Union N.A. During this period of employment with Western Union, Mr. Yerington also held the position of Senior Vice President with Western Union’s parent company, First Data Corp., a global provider of electronic commerce and payment solutions for businesses and consumers.

Mr. Heimbouch, age 43, served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since July 2005. Mr. Heimbouch served as the Company’s Senior Vice President, Chief Financial Officer and Treasurer from June 2004 to July 2005. From May 2003 to June 2004, Mr. Heimbouch served as the Company’s Senior Vice President and Chief Financial Officer. From June 2004 to August 2006, Mr. Heimbouch served as a Director of the Company. From January 2003 to April 2003, Mr. Heimbouch pursued private investment activities. From August 2000 to December 2002, Mr. Heimbouch served as Chief Financial Officer of Teranex Inc., a digital media solutions provider. From May 1999 to August 2000, Mr. Heimbouch served as Chief Financial Officer of Duro Communications, Inc., an internet data provider.

(3) Effective October 9, 2007, the base salaries for Messrs. Yerington and Heimbouch are $500,000 and $475,000, respectively. Messrs Yerington’s and Heimbouch’s annual performance bonus target as a percentage of each executive officer’s base salary is 120% and 100%, respectively. The Company intends to enter into new written employment agreements with Messrs. Yerington and Heimbouch on terms similar to the agreements the Company currently has in place with these executives.

On October 11, 2007, the Board of Directors (the “Board”) of the Company granted Messrs. Yerington and Heimbouch stock options for 42,711 shares and 34,169 shares, respectively. The exercise price of these stock options is $29.80, which was the New York Stock Exchange closing price of the Company’s Common Stock on the date of the grants, and the stock options will become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on October 11, 2017. On October 11, 2007, the Board also granted 12,584 shares of restricted stock to Mr. Yerington and 10,067 shares of restricted stock to Mr. Heimbouch. One third of the shares of restricted stock will vest on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date.

(d) On October 9, 2007, the Board elected Mr. Yerington to the Board to fill the vacancy created by Mr. Lister’s departure. Mr. Yerington will serve as a Class III director until the 2010 annual meeting of stockholders. On October 9, 2007, the Board elected Margaret Milner Richardson to serve as non-executive Chair of the Board.

ITEM 8.01	OTHER EVENTS

On October 9, 2007, the Company issued a press release announcing the appointments of Messrs. Yerington and Heimbouch, the elections of Mr. Yerington and Ms. Richardson and the departure of Mr. Lister. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference in its entirety.

The Company expects to take a one-time charge in the second quarter of approximately $5.0 million related to the termination of Mr. Lister’s employment.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

See Exhibit Index.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Mark L. Heimbouch
Mark L. Heimbouch
Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: October 16, 2007

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JACKSON HEWITT TAX SERVICE INC.

CURRENT REPORT ON FORM 8-K

Report Dated October 9, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 9, 2007: Jackson Hewitt Tax Service Promotes Michael Yerington to Chief Executive Officer

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